EXHIBIT 10.03

RELEASE AND WAIVER OF AGE DISCRIMINATION CLAIMS

June 30, 2008

William A. Roper, Jr.

Personally Delivered

Dear Mr. Roper:

Various federal, state and local laws prohibit age discrimination. These laws are enforced through the U.S. Equal Employment Opportunity Commission and the California Department of Fair Employment and Housing. If you believe your treatment by the VeriSign, Inc. (“Company”), violated any of these laws, you have the right to consult with these agencies and to file a charge with them, and/or to file suit.

You may, instead, voluntarily execute this Release and Waiver of any age discrimination claims, which would release the claims and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (ADEA), the Older Workers Benefit Protection Act (OWBPA) and the California Fair Employment and Housing Act (FEHA). You are hereby notified that you may take up to and including twenty one (21) days to review this Release and Waiver and to seek the advice of counsel concerning its affect on your legal rights (the “Consideration Period”). Should you sign this agreement before expiration of the Consideration Period, your signature shall mean that you have executed the agreement voluntarily and with a full understanding of your rights.

Following your execution of the this Release and Waiver of any age discrimination claims, you may revoke your signature for up to and including seven (7) days from the date thereof. To be effective, the revocation must be in writing and delivered to Rick Goshorn, Senior Vice President and General Counsel, and Secretary to VeriSign’s Board of Directors, by close of business (5:00 p.m. PST) on the seventh (7th) day following your execution of this Release and Waiver. Your revocation of your signature on this Release and Waiver shall have no effect upon any Settlement and General Release Agreement that you may have already signed.

Provided that you sign Settlement and General Release Agreement, and this Release and Waiver (and tender both to Mr. Goshorn), and further provided that you do not revoke your signature on the Release and Waiver, VeriSign will provide consideration for your release as follows:

In connection with the commencement of Roper’s employment, the Compensation Committee of VeriSign’s Board of Directors granted to him a non-qualified stock option to acquire 210,970 shares of VeriSign stock (the “First-Year Option”). The First-Year Option was granted to him on August 7, 2007 at an exercise price of $29.63 per share and vests in equal installments on each quarterly anniversary of the date of grant of the First-

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Year Option; provided that Roper is continuously employed by VeriSign at all times during the relevant quarter. Notwithstanding the foregoing, the vesting and exercisability of the then-unvested shares of the First-Year Option that would otherwise have vested had Roper remained employed through August 8, 2008, shall accelerate in full. Other than as specifically set forth in this Release and Wavier, the First-Year Option and the issuance of the underlying VeriSign common stock will be subject to the terms and conditions of the VeriSign, Inc. 2006 Equity Incentive Plan (the “VeriSign 2006 Plan”) and the First-Year Option Agreement executed by the Roper and VeriSign. The balance will be immediately and permanently forfeited.

In connection with the commencement of Roper’s employment, the Compensation Committee of VeriSign’s Board of Directors granted to him restricted stock units to acquire 88,300 shares of VeriSign’s common stock (the “First-Year RSU Award “). The First-Year RSU Award was granted to him on August 7, 2007. Pursuant to the grant, the First-Year RSU Award were to have vested as follows: (i) if the performance criteria specified in the First-Year RSU Award was achieved, the First-Year RSU Awards would have vested in full on the third anniversary of the date of grant of the First-Year RSU Award or (ii) if the performance criteria specified in the First-Year RSU Award was not achieved, 50% of the First-Year RSU Award would have vested on the fourth anniversary of the date of grant of the First-Year RSU Award and 50% of the First-Year RSU Award would have been forfeited; provided, however, that in each case the vesting was also subject to Roper’s remaining continuously employed by VeriSign on each vesting date. In consideration for Roper’s execution of this ADEA Release and Waiver without revocation, VeriSign will accelerate the grant of one-third, or 29,433, shares of VeriSign’s common stock under the First Year RSU Award. The performance criteria will be waived as a condition of vesting and/or exercise of that right. The balance of the grant, or the right to acquire 58,867 shares of VeriSign’s common stock, shall be immediately and permanently forfeited.

Please read this Release and Waiver carefully. Your signature below will indicate that you are entering into it freely and with a full understanding of its terms.

Very truly yours,

/s/ James Bidzos
James Bidzos
Chairman of the Board VeriSign, Inc.

I have been given 21 days to review this Waiver and Release with an attorney. To the extent that I have signed this agreement prior to expiration of the 21 day Consideration Period, I do so voluntarily and freely, and with a full understanding of my rights. I know that I can revoke my signature for up to 7 days after I sign this Waiver and Release. I hereby release my rights to bring a claim of age discrimination or age related claim under the ADEA, OWBPA or FEHA. I

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further understand that a revocation of my signature on this Release and Waiver will have no effect upon any Settlement and General Release Agreement I may have signed. Nor is this Release and Waiver Agreement effective unless I have signed a Settlement and General Release Agreement in favor of VeriSign, Inc.

/s/ William A. Roper, Jr.
William A. Roper, Jr.

Date:	June 30, 2008

Not Valid unless Dated